Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Covenant Transportation Group, Inc.:

We consent to the use of our reports dated March 13, 2019, with respect to the consolidated balance sheets of Covenant Transportation Group, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10-K of Covenant Transportation Group, Inc.

Our report dated March 13, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Covenant Transportation Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the material weakness related to the design and maintenance of effective program change management controls over certain information technology ("IT") operating systems, databases and IT applications that support the Covenant Transportation Group, lnc.'s financial reporting processes. The report on effectiveness of internal control over financial reporting as of December 31, 2018, also contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial  reporting as the December 31, 2018, Landair Holdings Inc. (acquired on July 3, 2018) total assets and total revenues representing approximately 15.1% and 9.6%, respectively, of the consolidated financial statements as of and for the year ended December 31, 2018.

/s/ KPMG LLP

Nashville, Tennesee
May 10, 2019

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